Exhibit 10.5

[Date]

[Name]
[Title]

Re:	WESTLAKE CHEMICAL CORPORATION
LONG-TERM CASH PERFORMANCE AWARD

Dear [Name]:
Westlake Chemical Corporation (the "Company") is pleased to notify you that you have been granted an award for the 2015-2017 performance cycle with a target value of $XXXX ("Performance Award"). This Performance Award is granted effective February 20, 2015 (the "Grant Date"), subject to the following terms and conditions:

1.
Relationship to Plan. This Performance Award is subject to all of the terms, conditions and provisions of the Westlake Chemical Corporation 2013 Omnibus Incentive Plan (the "Plan") and administrative interpretations thereunder, if any, which have been adopted by the Administrator and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.	Payment Schedule.

(a)
The amount of the Performance Award shall be calculated based on the Company's achievement of certain performance conditions, as set forth on Exhibit A (the "Performance Condition") during the 2015-2017 performance cycle, which is the period from January 1, 2015 through December 31, 2017 (the "Performance Cycle"). The Performance Award shall be paid to you in cash as soon as practicable following the date the Administrator determines to what extent the Performance Conditions were satisfied, provided, however, that you are employed by the Company or any of its Subsidiaries on such payment date.

For the avoidance of doubt, you must be in continuous regular, full-time employment with the Company or any of its Subsidiaries from the Grant Date through the date this Performance Award is paid in order to be eligible to receive this Performance Award.

(b)
The Performance Award shall be paid to you at the target level, irrespective of the limitations set forth in subparagraph (a) above, in the event of your termination of employment with the Company or any of its Subsidiaries due to death, with such amount multiplied by a fraction, the numerator of which is the number of days of employment with the Company or any of its Subsidiaries you completed during the Performance Cycle and prior to your death, and the denominator of which is the total number of days in the Performance Cycle. Such Performance Award shall be paid to your beneficiary within 70 days following your death.

(c)
The Performance Award shall be paid to you, irrespective of the limitations set forth in subparagraph (a) above, in the event of your termination of employment with the Company or any of its Subsidiaries due to Normal Retirement, with such amount multiplied by a fraction, the numerator of which is the number of days of employment with the Company or any of its Subsidiaries you completed during the Performance Cycle and prior to your Normal Retirement, and the denominator of which is the total number of days in the Performance Cycle. To the extent earned based on the Performance Condition, such Performance Award shall be paid to you on March 15th of the year immediately following the end of the Performance Cycle. For purposes of this Performance Award, "Normal Retirement" shall mean your termination from employment with the Company and its Subsidiaries for any reason after you have (a) attained at least 65 years of age, and (b) been employed by the Company or a Subsidiary for a continuous period of 10 years or more ending on the date of your termination.

3.
Forfeiture of Performance Award. If your employment with the Company or any of its Subsidiaries terminates other than by reason of death or your Normal Retirement, your Performance Award shall be forfeited.

4.
Withholding. At the time of the payment of the Performance Award, the Company shall withhold an amount of cash equal to the amount necessary to satisfy the minimum federal, state and local tax withholding obligation with respect to this Performance Award.

5.
Assignment of Performance Award. Your rights under the Plan and this Performance Award are personal; no assignment or transfer of your rights under and interest in this Performance Award may be made by you other than by will or by the laws of descent and distribution.

6.	No Employment Guaranteed. No provision of this Performance Award shall give you any right to continued employment with the Company or any Subsidiary.

7.	Governing Law. This Performance Award shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

8.
Section 409A. Any payments under Paragraph 2(a) or 2(b) of this Performance Award are intended to be exempt from Section 409A of the Code, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4). Any payment under Paragraph 2(c) of this Performance Award is intended to be compliant with Code Section 409A as being paid pursuant to a specified time or fixed schedule under Treas. Reg. § 1.409A-3(i). The provisions of this Performance Award shall be administered, interpreted and construed accordingly.

If you have any questions regarding this award, you may contact Mr. David Hansen, Sr. Vice President, Administration, at 713-960-9111.
Very truly yours,

Albert Chao
President & CEO

2015 LTCPA

EXHIBIT A
Performance Condition

1.
Definition of Performance Condition. The Performance Condition for the 2015-2017 performance cycle shall be based on the greater of the average annual economic value added ("EVA") results for Westlake Chemical Corporation and relative total shareholder return ("TSR") as compared to a peer group of companies. EVA is equal to net operating profit after tax ("NOPAT") less a capital charge based upon the weighted average cost of capital. TSR means stock price growth for a defined measurement period, with any dividends paid.

Average annual EVA results will be determined by averaging the annual EVA results for Westlake Chemical Corporation over the 2015-2017 three-year period. For purposes of determining TSR, the stock price shall be calculated based on the daily average stock price for the fourth calendar quarter 2014 and the fourth calendar quarter 2017. TSR shall be measured against the peer companies determined by the Administrator and shall be based on a measurement period starting on January 1, 2015 and ending on December 31, 2017 (the "Determination Date").

2.	Calculation of Performance Award. The amount of the Performance Award shall be determined as set forth on the following chart:

	Threshold Performance	Target Performance	Maximum Performance
Payment Rate	25% of target value	100% of target value	200% of target value
Performance Rate (relative TSR)	33.3% ile	50% ile	75% ile
Performance Rate (Westlake EVA) * "1X" equals returns equivalent to the cost of capital	.5X	1X*	>2X
As soon as practicable after the Determination Date, the Administrator shall evaluate the level of achievement of the Performance Condition and if at least a threshold level of the Performance Condition was achieved, the Administrator shall certify the level of achievement of the Performance Condition in writing and shall pay the amount of the Performance Award no later than April 1 after the Determination Date.
The Performance Award for performance between Threshold Performance and Target Performance, or between Target Performance and Maximum Performance, shall be determined by linear interpolation between the values listed in the chart above. However, in no event shall the amount potentially payable to you under this Performance Award exceed the payment rate for Maximum Performance. For the avoidance of doubt, if the Threshold Performance condition is not satisfied, no amount shall be payable to you pursuant to this Performance Award.

3.
Adjustments. If a change in control of the Company occurs, and as a result the Administrator determines that the relative TSR calculation would no longer be fairly representative of the Company's performance, the Administrator may make such adjustments to the Performance Condition as it deems necessary in the calculation of the Company's TSR.

A-1
2015 LTCPA